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                                                                      EXHIBIT 11




                         NOVAVAX, INC. AND SUBSIDIARIES
                    COMPUTATION OF NET LOSS PER COMMON SHARE
                                  (Unaudited)

                                             Three months ended                   Nine months ended
                                               September 30,                        September 30,
                                               -------------                        -------------
                                          1996               1995                1996               1995
                                        -------            -------             -------            ------
Net loss                              $(1,020,616)       $(2,048,400)        $(3,616,633)      $(5,452,899)
                                      ===========        ===========         ===========       ===========
Weighted average shares
 outstanding based on
 average market price                  10,055,661          9,937,936           9,998,028         9,937,936
                                      ===========        ===========         ===========       ===========


Net loss per
 common and common
 equivalent share                         $(.10)             $(.21)              $(.36)           $(.55)
                                          =====              =====               =====            =====





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